PRESS RELEASE

FOR INFORMATION, CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	November 27, 2009

Plantronics Announces 1 Million Share Repurchase Program

Santa Cruz, CA–November 27, 2009 - Plantronics, Inc., (NYSE: PLT) today announced that its Board of Directors has authorized a new 1,000,000 share repurchase program.  The new program will commence when its existing 1,000,000 share program is complete.  Under the repurchase program, Plantronics will, from time to time, purchase shares of its common stock, depending upon market conditions, in open market or privately negotiated transactions.

“We have a consistent record of share repurchases, with over 21 million shares repurchased since fiscal 1997.  We believe that our future cash flows will provide sufficient liquidity to support an additional 1,000,000 share repurchase program.  In addition, our cash, cash equivalents and short-term investment position of over $269 million as of September 30, 2009 combined with no outstanding debt places Plantronics in a very strong financial position,” stated Barbara Scherer, Senior Vice President and Chief Financial Officer of Plantronics.  “We purchase shares when we believe it will be strongly accretive to earnings per share to do so in comparison to alternative investment choices.  Our Board of Directors believes that Plantronics’ stock presents an attractive investment for the Company and its stockholders,” she continued.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that the Company will generate future cash flow, repurchase of Company stock constitutes an opportunity to increase shareholder value, future cash flows should provide sufficient liquidity to support another share repurchase program, and  the repurchase of our stock represents an attractive investment.  There are important factors that could cause actual results to differ materially from those anticipated by any such statements.  These risks include, but are not limited to:  (1) failure to achieve the anticipated levels of cash generation due to lower sales, increased costs, higher inventories, slow collection of accounts receivable or other factors; (2) increases in the yield which could be obtained from alternative investment of the funds used to repurchase stock;  and (3) an increased need for cash reserves beyond the levels presently anticipated, as well as other matters discussed in this press release that are not purely historical data.  Plantronics does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

For more information concerning these and other possible risks, please refer to the Company’s Annual Report on Form 10-K filed May 26, 2009, quarterly reports filed on Form 10-Q and other filings with the Securities and Exchange Commission as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About Plantronics

Plantronics is a world leader in personal audio communications for professionals and consumers. From unified communication solutions to Bluetooth headsets, Plantronics delivers unparalleled audio experiences and quality that reflect our nearly 50 years of innovation and customer commitment.  Plantronics is used by every company in the Fortune 100 and is the headset of choice for air traffic control, 911 dispatch and the New York Stock Exchange. For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics and the logo design are trademarks or registered trademarks of Plantronics, Inc.  All other trademarks are the property of their respective owners.

###

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098